Exhibit 99.1

[Wiser Oil Logo]

8115 Preston Road, Suite 400, Dallas, Texas 75225

Phone: 214/265-0080 Fax: 214/373-3610

http://www.wiseroil.com

For Immediate Release

Contact:

Rick Davis, VP Finance

The Wiser Oil Company

Phone: (214) 360-3572

Email: rdavis@wiseroil.com

The Wiser Oil Company Provides 2004 Guidance;

2004 Spending to Target 63 Wells;

Per Unit Costs Projected to Improve

DALLAS—(Business Wire)—Feb. 18, 2004—The Wiser Oil Company (NYSE:WZR) today announced certain preliminary operating results for 2003 and operational and financial guidance for 2004.

George K. Hickox, Jr., Wiser CEO said, “Wiser has assembled an excellent set of projects and prospects that we plan to pursue in 2004. We continue to be very pleased with our strong cash flow performance and are excited to have added exploration opportunities like the recent Louisiana leasehold purchase.”

Estimated Production and Expenses

Production

The Company’s net oil and gas production in 2003 was 23.4 BCFE or an average of 64.1 MMCFE per day. Production in 2004 is projected to increase modestly based on existing proved producing volumes coupled with recent discoveries that have been or will be placed on line in the Gulf of Mexico and at Wild River (“2004 Base”). Additional volumes are projected from the Company’s 2004 capital spending program depending on the level of exploratory success (“2004 Additions”).

Wild River production will increase sharply in 2004 due to the start-up of the 15-30 well on January 6, 2004. Wiser has a 50% working interest in the well, which is currently producing at a gross rate of approximately 20 MMCFE per day. Gulf of Mexico production is expected to increase significantly beginning in the second quarter as several recent discoveries begin production. The West Cameron 488 #1 went on line in December of 2003.

The following table shows total BCFE production in 2003, projected 2004 base production and a range of possible production additions from the 2004 capital spending program. The Company expects its exit production rate for 2004 to be between 70 and 75 MMCFE per day.

Area	2003 (a)	2004 Base (b)	2004 Additions (b)
U.S.:
Gulf of Mexico	3.3	4.4	0.1–0.3
Other	9.6	8.8	0.8–1.1
Subtotal U.S.	12.9	13.2	0.9–1.4

Canada:
Wild River	0.8	2.5	0.3–0.5
Other	9.7	7.8	0.8–1.1
Subtotal Canada	10.5	10.3	1.1–1.6

Total	23.4	23.5	2.0–3.0

(a)	Preliminary
(b)	Estimate

Wiser’s 2004 production mix is expected to be approximately 62% gas, 36% oil and 2% NGL compared to approximately 55% gas, 42% oil and 3% NGL in 2003.

Expenses per MCFE

	2003 (a)	2004 (b)
Lease Operating Expense	$1.14	$1.00 – $1.05
Production Taxes	0.17	0.12 – 0.14
General & Administrative	0.45	0.40 – 0.43
Interest Expense	0.62	0.55 – 0.57
Depreciation, Depletion & Amortization	1.63	1.35 – 1.40

(a)	Preliminary
(b)	Estimate

2004 Capital Expenditure Program

The Board of Directors of the Company approved an exploration and development budget of $48 million for 2004 as shown in the table below. Total capital spending in 2003 was approximately $48 million:

	Acquisition	Exploration	Development	Total
Canada
Capital Expenditures (000’s)	$1,500	$8,000	$15,300	$25,300
Gross Wells	—	6	33	39
U.S.
Capital Expenditures (000’s)	$3,600	$11,200	$7,900	$22,700
Gross Wells *	—	9	15	24
Consolidated
Capital Expenditures (000’s)	$5,100	$19,200	$23,200	$48,000
Gross Wells	—	15	48	63
*Excluding	San Juan Basin

In Canada, the Company budgeted two exploratory wells targeting the Wabamun formation to follow up on its Wild River 15-30 discovery (50% working interest). In addition, the Company plans to participate in six “field pay” Cretaceous wells at Wild River (average 37% WI).

Four exploratory wells are planned at Hinton-Obed targeting Cretaceous and Mississippian gas plays (average 31% WI) and two exploratory wells are budgeted for the Buick Creek Prospect in British Columbia (50% WI). The first Buick Creek well, the B-84-J, spudded on January 21, 2004.

The Company also plans to participate in 15 wells on its shallow gas plays at Chinchaga and Wolverine (average 20% WI). The Company has essentially 100% working interest in the Wolverine property but elected to participate at lower working interest levels in 2004 due to the poor performance of prior-year drilling programs. As a result of that performance and the implementation of new reserve engineering standards in Canada, the Company intends to write off or reclassify certain proved undeveloped reserves to non-proven status. This action will result in a non-cash impairment charge on the Wolverine property of approximately $16 million net of tax at year-end 2003. At Evi, Loon and Red Earth, the Company has budgeted 10 light oil development wells (average 45% WI).

In the U.S., the Company budgeted three exploratory wells (25% working interest) for the Gulf of Mexico along with $1.6 million for facility costs to bring on-line the previously announced Ship Shoal Block 322, Vermillion Block 61 and East Cameron Block 73 discoveries.

Three exploratory wells are planned at the recently acquired Sabine Project, a 141,000 gross acre block located in Louisiana’s Calcasieu and Beauregard Parishes. Wiser expects to operate these wells with a 50% working interest. The Company also expects to drill three exploratory wells at the Wiser-operated Liberty Project on a proprietary 3-D survey acquired in 2003. Wiser has a 35% working interest in approximately 25,000 gross acres in this play located in Liberty County, Texas.

An increase in drilling activity is anticipated at San Juan in 2004 due to the recent down-spacing of the Fruitland Coal formation, the area’s primary coal bed methane reservoir. Based on information available at this time, the Company expects to participate in over 100 Fruitland Coal wells and approximately 110 MesaVerde/Dakota wells in 2004 (average 2% WI). In addition, 10 infill development wells are planned at Maljamar, the Company’s secondary oil recovery project in southeast New Mexico (average 80% WI).

Oil & Gas Price Differentials and Hedges

The Company’s 2004 oil and gas price differential estimates are based on historical price realizations which vary by location and quality and are influenced by macro-economic factors. The numbers provided are averages for the Company’s production portfolio.

NYMEX Differentials

Oil	$(4.00)
Gas	(0.80)
NGL	(6.50)

Oil & Gas Hedges

The Company uses hedges to protect its capital expenditure program and manage exposure to fluctuations in the oil and gas commodity markets. Wiser has entered into various swaps, “collars” and call hedges for a portion of its 2004 production as shown in the table below.

Hedge	1Q	2Q	3Q	4Q
Oil – BOPD
1,000 – Swap	28.00	28.56	28.25	29.60
1,000 – Swap	28.95	27.50	28.20	—
1,000 – Call	30.40	30.00	31.25	33.00
1,000 – Collar	33.66/30.66	—	—	—
Gas – MMBTU/Day
5,000 – Swap	6.03	5.00	5.00	5.00
5,000 – Swap	5.37	4.70	4.70	4.70
5,000 – Swap	5.35	—	—	—
5,000 – Collar	10.25/5.00	5.50/4.30	5.50/4.30	—
5,000 – Collar	8.00/6.00	5.50/4.25	5.50/4.25	—
5,000 – Collar	7.15/4.75	5.45/4.50	5.45/4.50	—

Under a “collar" hedge, the Company contracts to receive the actual market price if the actual market price is between the floor price and the ceiling price. If the actual market price is below or above the floor or ceiling prices, the Company will receive the floor price or ceiling price, as applicable. Under a call hedge, the Company will pay the difference between the actual market price and the call price only if the actual market price is above the call price. If the actual market price is equal to or below the call price, the Company does not pay or receive any settlement amount.

Glossary of terms

BCFE – billion cubic feet of gas equivalent

BOPD – barrels of oil per day

MMBTU – million British thermal units.

MMCFE – million cubic feet of gas equivalent.

About the Wiser Oil Company

Dallas-based Wiser Oil Company (NYSE: WZR) is an independent oil and gas exploration and production company with reserves and production along the Texas Gulf Coast, the Gulf of Mexico, the San Juan Basin, the Permian Basin of West Texas and New Mexico, and Alberta, Canada. The Company’s total proved reserves at December 31, 2002 were 209.3 billion cubic feet equivalent, with natural gas comprising 52% of total reserves. Wiser’s proved reserves at December 31, 2002 were 82% developed, with approximately 66% located in the United States and 34% located in Canada.

Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of The Wiser Oil Company, are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company's ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company's Form 10-K and Form 10-Q Reports and other filings with the Securities and Exchange Commission.

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